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                                                                   EXHIBIT 23.02

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

   We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-4 and related Prospectus of VeriSign, Inc. for the registration of certain shares of its common stock and to the incorporation by reference therein of our report dated June 30, 2000, with respect to the consolidated financial statements and schedules of Illuminet Holdings Inc., at December 31, 1999 and for each of the two years in the period ended December 31, 1999 included in Illuminet's Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                          /s/ ERNST & YOUNG LLP

Seattle, Washington
October 8, 2001